Filed Pursuant to Rule 424(b)(3)
Registration No. 333-162609

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 21, 2009)

TranSwitch Corporation

$10,000,000

Common Stock

This prospectus supplement amends and supplements the prospectus supplement dated February 10, 2012 and its accompanying prospectus dated October 21, 2009, related to our At Market Issuance Sales Agreement with MLV & Co. LLC, dated February 10, 2012 (the “Sales Agreement”), and should be read together with such prospectus supplement and related prospectus.

Effective July 17, 2012, we are terminating any potential future sales of our common stock, $0.001 par value per share (“Common Stock”), under the Sales Agreement. We have sold 363,343 shares of our Common Stock under the Sales Agreement for aggregate gross proceeds of $417,782 less aggregate commissions of $12,533 for aggregate net proceeds of $405,249.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 17, 2012.